Issuer Free Writing Prospectus dated November 21, 2024
Filed Pursuant to Rule 433
Registration Nos. 333-255424 and 333-271262

Belpointe OZ
NYSE American: OZ

# Aster & Links: Premier Residential and Retail Destination

Aster & Links stands as a crown jewel in Belpointe OZ's portfolio. This 424 unit mixed-use development in downtown Sarasota seamlessly blends luxury living with convenient retail spaces. It embodies urban sophistication and coastal charm, offering an unparalleled lifestyle experience.

November 2024

Belpointe NYSE American: OZ

# Forward -Looking Statements

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views of Belpointe PREP, LLC (“Belpointe OZ,” “we,” “us” or “our”) with respect to, among other things, our future results of operations and financial performance. Estimates, projections and other forward-looking statements can typically be identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement was made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. Therefore, we caution you against relying on any forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including federal securities laws, Belpointe OZ does not intend to update any forward-looking statements to conform them to actual results or revised expectations.

The information contained in this presentation is intended to be a general overview for illustrative and discussion purposes only, is as of November 2024 (unless otherwise noted), and is subject to change without notice. Information contained on our websites and on any other websites linked to in this presentation, does not constitute a part of this presentation. Nothing herein constitutes investment, legal, accounting or tax advice, or a recommendation to buy, sell or hold a security. This material is not intended as a formal research report and should not be relied upon as a basis for making an investment decision. See the Important Information and Qualifications at the end of this presentation, which are an important part of this presentation.

# A Premier Mixed -Use Development






SPROUTS
FARMERS MARKET
ORGANI

### Location

Address: 1991 Main Street, Sarasota, FL

Aster & Links is strategically located in the heart of downtown Sarasota, with a walkability score of 90,[1] placing it within walking distance of shopping, dining, and cultural attractions.

### Residential Units

Aster & Links is comprised of 424 luxury residential units, with a mix of 1 to 4-bedroom apartments, including townhome-style penthouse units with 18' ceilings.[2]

These units are designed with high-end finishes and modern amenities to attract discerning residents.

### Retail Space

Aster & Links boast 51,000 square feet of ground-floor retail space designed to accommodate a variety of tenants, creating a vibrant, bustling environment.

Aster & Links' anchor tenant, Sprouts Farmers Market®, occupies 23,000 square feet and is already open and driving traffic to the area.

For footnoted information, please refer to slide 16.

# A Premier Mixed -Use Development



## Parking

Aster & Links features on-site parking with over 900 garage and surface-level spaces, designed to cater to both residents and retail visitors. Ensuring ample parking in a high-traffic area.



## Amenities

Aster & Links includes high-end amenities for residents, including:[3]

- Heated saltwater pools
- Sky lounge
- Rooftop terraces
- Fitness centers
- Clubrooms
- BBQ grills
- Courtyards



## Proximity to Major Attractions

Situated in the historic downtown district of Sarasota, Aster & Links is just steps away from cultural landmarks, fine dining, and shopping at St. Armands Circle. It is also close to Siesta Key Beach, Lido Key Beach, Bayfront Park, and many more major attractions.

For footnoted information, please refer to slide 16.



# Sarasota Market Overview

## Best Place to Live

11th Best Place to Live in the U.S.[4]

## Population Growth

10th Fastest-Growing Place in the U.S.[5]

## Middle Class Influx

38% Net Growth Rate Among Middle Income Americans [6]

## Best Place to Retire

18th Best Place to Retire [7]

## Key Employment Sectors [8]

Trade
Transportation

Utilities
Education
Health Services

Leisure and Hospitality
Professional and Business Services

For footnoted information, please refer to slide 16.

# Examples of Sarasota's Top Employers

Belpointe OZ
NYSE American: OZ



### Sarasota Memorial Health Care System

One of the largest public health systems in Florida, employing more than 10,000 staff and Sarasota's largest employer.



### FCCI Insurance Group

A prominent commercial property and casualty insurance carrier with a longstanding Sarasota presence, providing jobs in IT, finance, legal, customer service and more.



### Xfinity (Comcast)

A major telecommunications and media company with a regional hub in Sarasota.



### The Ritz-Carlton

A luxury resort hotel providing hospitality jobs and boosting local tourism.



### Ringling College of Art and Design

Ranked among top art and design colleges internationally, Ringling provides both educational and employment opportunities.



### Sun Hydraulics

*(a Helios Technologies Company)*

A leading designer and manufacturer of hydraulic products, providing engineering and manufacturing jobs.



### HCA Florida Sarasota Doctors Hospital

A leading medical and surgical hospital in Sarasota.



### PGT Innovations

A leading window and door manufacturer with a significant presence in Sarasota, providing manufacturing and related jobs.

Belpointe OZ
NYSE American: OZ

# A Vibrant Coastal Lifestyle



## Siesta Key Beach

Known for its powdery white sand and clear blue waters, Siesta Key Beach has been ranked as the 2nd best beach in the U.S. and 9th best beach in the world.[9] It offers a perfect getaway for residents and tourists alike, contributing to Sarasota's strong tourism industry and quality of life.



## Lido Key Beach

Located just minutes from downtown Sarasota, Lido Key Beach is a quieter option for those seeking relaxation. Its proximity to St. Armands Circle makes it a prime destination for beachgoers who also want to enjoy fine dining and shopping.



## St. Armands Circle

This historic district offers a unique blend of shopping, dining, and entertainment. It's a favorite spot for both locals and tourists, creating high foot traffic and boosting the local economy.



## Bayfront Park

Situated along the Sarasota waterfront, Bayfront Park provides beautiful walking paths, marina views, and open spaces for events and gatherings. It adds to the charm and appeal of downtown Sarasota.



## Downtown Sarasota

Sarasota's downtown is bustling with cultural activities, restaurants, art galleries, and theaters like the Sarasota Opera and Florida Studio Theatre. Its lively atmosphere, combined with the natural beauty of the coastline, makes it one of the most desirable areas in Florida.

For footnoted information, please refer to slide 16.



# A Vision Realized

### 1 Strong Leasing Momentum

Over 60 of Aster & Links' residential units have been leased during south Florida's traditionally slow off-season, a promising indicator of demand.

### 2 A Marquee Retail Anchor

Sprouts Farmers Market®, occupying 23,000 square feet, is open and driving foot traffic which is expected to enhance visibility and property value.

### 3 Diverse Rental Offerings

Aster & Links offers a total of 51,000 square feet of ground-floor retail space, complementing two distinct buildings with high-end 1 to 4-bedroom apartments and penthouses.

### 4 Luxurious Amenities

Aster & Links includes luxury amenities such as a clubroom, fitness room, BBQ grills, rooftop amenities, heated saltwater pool, a golf simulator and more. [3]

### 5 Larger Units

Both of Aster & Links' buildings offer units that are approximately 30%-40% larger than typical apartments in the area. [2]

For footnoted information, please refer to slide 16.



# The Investment Opportunity

## Prime Location

Accessibility and convenience are two key factors that drive property values and tenant satisfaction. Aster & Links is situated in the heart of downtown Sarasota, conveniently located near shopping, dining, and cultural attractions, with a walkability score of 91.[1]

## Healthy Demand

Interest in both residential and retail spaces remains healthy in the Sarasota market. We believe this should create consistent occupancy at Aster & Links which will lead to steady revenue streams.

## Returns

Aster & Links provides the opportunity for returns from dual income streams. Residential leases and retail revenues can offer greater overall financial stability.

For footnoted information, please refer to slide 16.



# Residential Leasing Momentum

### Strong Start

Over 60 units leased, indicating market acceptance and demand, despite being in south Florida's traditionally slow off-season.

### Luxury Living

High-end apartments that are 30%-40% larger than typical apartments in the area, catering to discerning residents seeking urban sophistication and flexibility.[2]

### Top Tier Amenities

Heated saltwater pool, rooftop terrace, and state-of-the-art fitness center, among other luxury amenities attract tenants.[3]

### Future Growth Potential

We expect to continue to experience positive momentum in tandem with Sarasota's rising popularity.

For footnoted information, please refer to slide 16.

# Retail and Mixed-Use Success

### Anchor Tenant - Sprouts Farmers Market®

Sprouts Farmers Market® is expected to drive consistent foot traffic and enhance overall property appeal.

### Prime Retail Space

51,000 square feet of ground-floor retail space is expected to attract diverse businesses and shoppers.

### Synergistic Mix

Combination of residential and retail is projected to create a vibrant, self-sustaining community.

### Future Growth Potential

Ongoing leasing activity is expected to lead to even further diversification and increased property value.

# Investing with Belpointe OZ

## 1 Expertise

Belpointe OZ's management team has extensive in-house real estate management, construction and development expertise. [10]

## 2 Scale

Belpointe OZ has over $1.3 billion, in its development pipeline.[11]

## 3 Focus

Belpointe OZ's management team specializes in multifamily and mixed-use projects, with a particular emphasis on high-growth markets like Sarasota.

## 4 Track Record

Belpointe OZ's sponsor and its affiliates have facilitated or originated 13 real estate assets in three prior real estate programs.[12]

## 5 The Opportunity

Consider investing in a qualified opportunity fund (QOF) that is currently leasing a major asset that could be stabilized and potentially generating cashflow within the next 16 months.

## 6 Market Leadership Potential

Capitalize on Sarasota's continued growth prospects and Aster & Links' potential as a premier asset in the Sarasota market.

For footnoted information, please refer to slide 16.

# Join Us in Investing in Belpointe OZ and Aster & Links

**1**

### The Opportunity

Consider investing in a QOF currently leasing a major asset that could be stabilized and potentially generating cashflow within 16 months.

**2**

### Market Leadership Potential

Capitalize on Sarasota's continued growth prospects and Aster & Links' potential as a premier asset in the Sarasota market.

**3**

### Proven Market Traction

Consider joining a project with demonstrated leasing momentum and anchor tenant security.



Belpointe OZ
NYSE American: OZ
BELPOINTE OZ

# Take the Next Step

1 **Contact Us by Clicking Here**

Reach out to our team with any questions or to obtain additional information and a copy of our most recent prospectus.

2 **Schedule a Tour**

Experience Aster & Links firsthand by scheduling a personalized property tour.

3 **Join Our Vision**

Consider becoming a part of Sarasota’s prospective growth story with Belpointe OZ and Aster & Links.

# Investor Relations Contact

**Email:**

IR@belpointeoz.com

**Phone:**

(203) 883-1944

**Websites:**

belpointeoz.com + asterandlinks.com

**Headquarters:**

255 Glenville Road, Greenwich, CT 06831

# Notes to Slides

[1] Walk Score® for 1991 Main Street, Sarasota, Florida 34236, available at: walkscore.com/score/1991-main-st-sarasota-fl-34236 (last accessed November 14, 2024).

[2] See Aster & Links' floor plans, available at: asterandlinks.com/floorplans (last accessed November 14, 2024).

[3] See a list of Aster & Links' amenities, available at: asterandlinks.com/amenities (last accessed November 14, 2024).

[4] U.S. News & World Report, Best Places to Live in the U.S. 2024-2025, available at: realestate.usnews.com/places/rankings/best-places-to-live?src=usn_pr (last accessed November 14, 2024).

[5] U.S. News & World Report, Fastest-Growing Places in the U.S. 2024-2025, available at: realestate.usnews.com/places/rankings/fastest-growing-places (last accessed November 14, 2024).

[6] HireAHelper, For Richer and For Poorer: How Moving Patterns of Americans Differ by Income Level (August 13, 2024), available at: blog.hireahelper.com/for-richer-and-for-poorer-how-moving-patterns-of-americans-differ-by-income-level (last accessed November 14, 2024).

[7] U.S. News & World Report, Best Places to Retire in the U.S. 2024-2025, available at: realestate.usnews.com/places/rankings/best-places-to-retire (last accessed November 14, 2024).

[8] U.S. News & World Report, The 25 Best Places to Find a Job in the U.S. 2024-2025, available at: realestate.usnews.com/real-estate/articles/the-best-places-to-find-a-job-in-the-us. Sarasota ranked 4th overall. (last accessed November 14, 2024).

[9] TripAdvisor's Travelers' Choice Awards, Best of the Best Beaches, 2024, available at: tripadvisor.com/TravelersChoice-Beaches-cUnitedStates-g191. (last accessed November 14, 2024).

[10] Belpointe OZ is externally managed by, Belpointe PREP Manager, LLC, a Delaware limited liability company, and an affiliate of Belpointe, LLC, our sponsor.

[11] Based on internal estimates as of the period ended June 30, 2024, Belpointe OZ has over 2,500 units, representing approximate total project cost of over $1.3 billion, in its development pipeline.

[12] As reported in the Prior Performance Tables included in Appendix A to Belpointe OZ's Registration Statements on Form S-11 (File Nos. 333-255424 and 333-271262) available through the SEC's EDGAR database at sec.gov or Belpointe OZ's website at belpointeoz.com.

# Important Information and Qualifications

Belpointe PREP, LLC ("Belpointe OZ," "we," "us" or "our") has filed two registration statements (including prospectuses) with the U.S. Securities and Exchange Commission (the "SEC") for the offer and sale of up to $1,500,000,000 of Class A units representing limited liability interests in Belpointe OZ. You should read Belpointe OZ's most recent prospectus and the other documents that we have filed with the SEC for more complete information about Belpointe OZ and its Class A units. Investing in Belpointe OZ's Class A units involves a high degree of risk, including a complete loss of investment. Prior to making an investment decision, you should carefully consider Belpointe OZ's investment objectives and strategy, risk factors, fees and expenses and any tax consequences that may results from an investment in Belpointe OZ's Class A units. To view Belpointe OZ's most recent prospectus and other filings, which contain this and other important information, visit www.sec.gov or www.belpointeoz.com. Alternatively, you may request that we send you the prospectus by calling (203) 883-1944 or emailing claidlaw@belpointe.com. Read the prospectus and the other documents that Belpointe OZ has filed with the SEC in their entirety before making an investment decision. This communication may not be distributed in any jurisdiction where it is unlawful to do so. Nothing in this communication is or should be construed as an offer to sell or solicitation of an offer to buy Belpointe OZ's Class A units in any jurisdiction where it is unlawful to do so.